EXHIBIT 1.1


          AMENDMENT TO SAFLINK CORPORATION'S 1992 STOCK INCENTIVE PLAN


         The second sentence of Section 2.4 of the Plan is hereby amended and restated to read as follows:

2.4      STOCK SUBJECT TO THE PLAN.

         The aggregate amount of Common Stock that may be issued or transferred pursuant to Awards granted under this Plan shall not exceed 4,000,000 shares, subject to adjustment as set forth in Section 7.2.